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                                                                 Exhibit 10.1

                                                                 August 18, 1999


James A. Johnson
Fannie Mae
390 Wisconsin Ave., N.W.
Washington, D.C. 20016



Dear Jim:

     We are very pleased that you have joined the Board of Directors of The Goldman Sachs Group, Inc. ("GS Inc."), and are writing to set forth the general terms of your compensation as a director, pursuant to resolutions adopted by the Board (without your participation) on June 23, 1999. These terms are, of course, subject to future modification by the Board.

     Your term as a director commenced on May 7, 1999 and will run through the 2001 annual meeting of shareholders of GS Inc. You have been elected a member and the Chairman of the Compensation Committee and a member of the Audit Committee.

     As compensation for your services, you will receive:

     -    $35,000 per year (the "Annual Retainer");

     - $15,000 per year for serving on each of the Board committees of which you are a member plus an additional $10,000 per year for serving as Chairman of the Compensation Committee (the "Committee Fees");

     - $1,000 for each meeting of the Board or of a Board committee that you attend (the "Meeting Fees"); and

     - an initial grant on June 23, 1999 of 3,000 fully vested restricted stock units ("RSUs") under The Goldman Sachs 1999 Stock Incentive Plan (the "SIP").

     For the current calendar year, the Annual Retainer is payable in GS Inc. common stock, and the Committee Fees are payable at your election in either cash or common stock; please let Bob Katz know your election. In respect of the current calendar year, the cash portion of your compensation will be paid to you, and the common stock portion will be delivered to you, on or before December 31, 1999. Beginning with the 2000 calendar year, the Annual Retainer and the Committee Fees will be paid annually in arrears in the form of fully vested RSUs unless we agree otherwise. The RSUs will provide for delivery of shares of common stock on the last business day in May in the year following your retirement from the Board.

     The Meeting Fees are payable in cash and will be paid to you annually in arrears.

     The number of shares of Common Stock or RSUs you receive in respect of the Annual Retainer and the Committee Fees will be determined in the same manner as grants to employees. All RSUs will be subject to the terms and conditions of the SIP and the relevant award agreements.

     We have enclosed various documents in connection with these arrangements. Please sign where indicated and return them to Bob Katz in the enclosed envelope. The remaining copies are for your records.

                                        Very truly yours,

                                        THE GOLDMAN SACHS GROUP, INC.

                                        By:/s/ Henry M. Paulson, Jr.
                                           ---------------------------------
                                           Henry M. Paulson, Jr.
                                           Chairman and Chief Executive Officer